Exhibit 3.229

OPERATING AGREEMENT

OF

PARADISE HORNBLOWER, LLC

A California Limited Liability Company

This Operating of Paradise Hornblower, LLC, a California limited liability company (the “Company”) (the “Agreement”) is entered into by the undersigned with reference to the following:

RECITALS

WHEREAS, ARAMARK Sports and Entertainment Services, LLC, formerly known as ARAMARK Sports and Entertainment Services, Inc. (“ARAMARK”) acquired 100% of the membership interest in the Company from Hornblower Development Corporation and Terry MacRae (the “Former Members”) pursuant to an acquisition effective June 26, 2002 and became the sole member of the Company;

WHEREAS, ARAMARK desires that this Agreement be the sole governing document of the Company and replace in its entirety the Amended and Restated Operating Agreement for Paradise Hornblower, LLC entered into by the Former Members as of April 20, 2000;

The Agreement is therefore set forth as follows under the laws of the State of California for the purposes and upon the terms and conditions hereinafter set forth.

1 .Name; Formation. The name of the Company shall be Paradise Hornblower, LLC, or such other name as the Member may from time to time hereafter designate.

2. Definitions. Whenever used in this Agreement, the following terms shall have the meanings respectively assigned to them in this Section 2 unless otherwise expressly provided herein or unless the context otherwise requires:

Act. “Act” shall mean the California Limited Liability Company Act, CAL. CORP. CODE §§ 17000 et seq., as amended from time to time.

Agreement. “Agreement” shall mean this Operating Agreement of the Company as the same may be amended or restated from time to time in accordance with its terms.

Company. “Company” shall mean Paradise Hornblower, LLC, a California limited liability company formed pursuant to the Act and this Agreement.

Member. “Member” shall mean ARAMARK Sports and Entertainment Services, LLC and any person or entity hereafter admitted to the Company as a member of the Company as provided in this Agreement.

3. Business Purpose. The Company is organized for the purposes of engaging in any lawful act or activity for which limited liability companies may be organized under the Act.

4. Period of Duration. The term of the Company shall continue in perpetuity, unless the Company is earlier dissolved pursuant to law or the provisions of this Agreement.

5. Foreign Qualification. The Company shall perform such acts as may be necessary or appropriate to register the Company as a foreign limited liability company authorized to do business in such jurisdictions as the Company shall deem necessary or appropriate in connection with the business of the Company.

6. Agent for Service of Process. The name and address of the agent for service of process on the Company in the State of California are CT Corporation System, 818 West Seventh Street, Los Angeles, CA 90017.

7. Members. ARAMARK Sports and Entertainment Services, LLC, a Delaware limited liability company, formerly ARAMARK Sports and Entertainment Services, Inc., a Delaware corporation (“ARAMARK”) is the sole Member of the Company. New Members of the Company may be admitted upon the written consent of ARAMARK.

8. Capital Contribution. The cash, property or services previously used by ARAMARK to purchase 100% of the membership interest in the Company, constitute the capital contribution of ARAMARK to the Company. ARAMARK shall have no obligation to make any further capital contributions to the Company. Persons or entities hereafter admitted as Members of the Company shall make such contributions of cash, property or services to the Company as shall be determined by ARAMARK at the time of each such admission.

9. Management. Except as otherwise specifically provided in this Agreement, ARAMARK shall have the authority to, and shall, conduct the affairs of the Company.

10. Authorized Person. Any officer of the Company is designated as an authorized person to execute, deliver and file, or to cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of California and all acts committed in furtherance thereof are ratified.

11. Officers.

(a) ARAMARK shall appoint a President, one or more vice presidents, a Secretary and a Treasurer, and shall from time to time appoint such other officers as it may deem proper.

(b) The term of office of all officers shall be until their respective successors are chosen and qualified, but any officer may be removed from office at any time by ARAMARK without cause assigned.

(c) The President, vice president and the Treasurer of the Company, and each of them, are hereby delegated the power, authority and responsibility of the day-to-day management, administrative, financial and implementive acts of the Company’s business, and each of them shall have the right and power to bind the Company and to make the final determination on questions relative to the usual and customary daily business decisions, affairs and acts of the Company.

(d) Except as otherwise specifically provided in this Agreement, the officers shall have such duties as usually pertain to their offices except as modified by ARAMARK, and shall also have such powers and duties as may from time to time be conferred upon them by ARAMARK.

12. Method of Giving Consent. Any consent of a Member required by this Agreement may be given by a written consent.

13. Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member (ii) the entry of a decree of judicial dissolution under Section 17351 of the Act; or (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the Member has hereunto set its hand as of April 6, 2012.

ARAMARK Sports and Entertainment Services, LLC Sole Member

By:	/s/ CHRISTOPHER S. HOLLAND
Name:	Christopher S. Holland
Title:	Treasurer

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